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                                                                 EXHIBIT 10.15



                                  MORTGAGE NOTE


$100,600,000                                                        June 8, 1998


               FOR VALUE RECEIVED, the undersigned, ARDEN REALTY FINANCE IV, L.L.C., a Delaware limited liability company ("MAKER"), promises to pay to the order of LEHMAN BROTHERS REALTY CORPORATION, a Delaware corporation, its successors and assigns ("HOLDER"), at such place as Holder may from time to time designate in writing, the principal sum of ONE HUNDRED MILLION SIX HUNDRED THOUSAND AND NO/100 DOLLARS ($100,600,000.00) in lawful money of the United States of America, together with interest thereon, to be computed and paid as specified in SECTION 1 below.

               Except as otherwise defined or limited herein, capitalized terms used herein shall have the meanings ascribed to them in that certain Loan Agreement (the "LOAN AGREEMENT") dated as of the date hereof by and between Maker and Holder. This is the Mortgage Note referred to in the Loan Agreement.


1.      PAYMENTS OF PRINCIPAL AND INTEREST.

        1.1    INTEREST; MATURITY DATE

               The outstanding principal balance hereof from time to time shall bear interest (a) on or prior to April 16, 2008 (the "Anticipated Repayment Date"), at a rate per annum equal to six and 74/100 percent (6.74%) (the "Base Rate") and (b) from and after April 17, 2008, at a rate per annum (the "Adjusted Interest Rate") equal to the greater of (i) eleven and 74/100 percent (11.74%) and (ii) the sum of (A) five percentage points (5%) and (B) the average, calculated by linear interpolation (rounded to three decimal places), of the yields of the United States Treasury Constant Maturities with the terms (one longer and one shorter) most nearly approximating those of U.S. Obligations having maturities as close as possible to the 20th anniversary of the Anticipated Repayment Date, as determined by the Holder on the basis of Federal Reserve Statistical Release H.15-Selected Interest Rates under the heading U.S. Governmental Security/Treasury Constant Maturities, or such other recognized source of financial market information as may reasonably be selected by the Holder, in each case on the last Business Day of the week immediately prior to the Anticipated Repayment Date. Interest accrued from the date hereof to (and including) June 30, 1998 shall be due and payable on July 1, 1998. Thereafter, payments of interest or principal and interest, as applicable, and other amounts to be paid hereunder shall be made, in arrears, on the first (1st) day of each calendar month, or, if in any calendar month the first (1st) day is not a Business Day, then on the Business Day succeeding the first (1st) day, commencing August 1, 1998 (each, a "Due Date") for the period (the "Debt Service Period") beginning on (and including) the first (1st) day of the calendar month immediately preceding the month in which such Due Date occurs, through (but excluding) the Due Date. Interest shall be computed on the basis of a 360 day year and the actual number of days elapsed in each Debt Service Period.





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               For the period that commences on the date hereof and ends on
April 16, 2003 (the "Interest Only Period"), Holder shall pay interest only on the outstanding principal balance hereof. On each Due Date after the expiration of the Interest Only Period, Maker shall pay to Holder a monthly payment of principal and interest (the "Scheduled Principal and Interest Payment") in an amount equal to the amount of the monthly payment that would be necessary to fully amortize the outstanding principal balance of the Loan as of the last day of the Interest Only Period over a 25-year period assuming a rate of interest per annum equal to the Base Rate (with interest calculated on the basis of actual number of days elapsed and a 360 day year).

               Following the Anticipated Repayment Date, interest on the outstanding principal balance hereof shall continue to accrue at the Base Rate and Maker shall continue to make the Scheduled Principal and Interest Payment on each Due Date.

               Payment of all interest accruing in respect of this Mortgage Note after the Anticipated Repayment Date in the amount equal to the difference between the amount that accrues at the Adjusted Interest Rate and the amount that is paid (whether as part of the Scheduled Principal and Interest Payment, if applicable, or otherwise) at the Base Rate ("Accrued Interest") shall be (a) deferred, (b) added to the principal amount of this Mortgage Note, and (c) to the extent permitted by applicable law, accrue interest at the Adjusted Interest Rate. If not sooner paid, all Accrued Interest together with interest thereon (to the extent permitted by applicable law) shall be due and payable in full on the Final Maturity Date (as defined below).

               Subsequent to the Anticipated Repayment Date and in accordance with the Cash Management Procedures, Maker shall pay to Holder on each Due Date (without duplication), until the entire Debt is repaid in full, Excess Cash Flow for the Debt Service Period relating to such Due Date. Each monthly payment of Excess Cash Flow made by Borrower under this Mortgage Note shall be applied first to the reduction of the outstanding principal balance of this Mortgage Note and after the principal balance of this Mortgage Note has been paid in full to the reduction of the outstanding amount of Accrued Interest (and interest thereon).

               The outstanding principal balance of this Mortgage Note, together with accrued and unpaid interest thereon through April 16, 2028 (including any unpaid Accrued Interest and interest thereon) shall be due and payable on April 16, 2028 (the "Final Maturity Date").

        1.2    PREPAYMENT RESTRICTIONS

               On any Due Date occurring on or after the Anticipated Repayment Date, all or any portion of the principal balance hereof may be prepaid, at Maker's option, in full or in part, without penalty or premium; provided, however, that the requirements of SECTION 2.10 of the Loan Agreement shall have been satisfied. In addition, a portion of the principal amount hereof may be prepaid prior to the first day of the Defeasance Period, upon satisfaction of the conditions in SECTION 2.7 of the Loan Agreement but without payment of a Yield Maintenance Payment, in connection with a Casualty or Taking (provided that the Mortgage does not require a Restoration of the applicable Mortgaged Property). Neither Holder nor, following the Securitization, the





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Trustee or the Servicer shall be required to accept or apply any prepayment requiring payment of a Yield Maintenance Payment, as provided in this paragraph or in SECTION 1.3 hereof, unless such prepayment is accompanied by the payment of such Yield Maintenance Payment, and if any legal and other expenses are due and owing to Holder, Trustee or Servicer in connection with such prepayment under the terms of the Pooling and Servicing Agreement or any Loan Document, neither Holder nor the Servicer shall be required to accept or apply any prepayment unless the prepayment also is accompanied by the amount that is due and payable to Holder, Trustee or Servicer with respect to such expenses. Except as provided above, this Mortgage Note may not be prepaid.

        1.3    YIELD MAINTENANCE

               If (i) all or any part of the principal amount of the Loan is prepaid after the Closing Date but prior to the last day of the Defeasance Period as a result of the acceleration of the maturity of the Mortgage Note after an Event of Default, Maker shall be required to pay a Yield Maintenance Payment equal to the greater of (A) 1% of the amount of the principal prepayment that is to be applied to the outstanding principal balance hereof and (B) the present value as of the end of the applicable Debt Service Period, discounted at the Reinvestment Yield, of a series of payments each equal to the Payment Differential on each of the remaining Due Dates prior to and including the Anticipated Repayment Date, after giving effect to the regularly scheduled payment of principal that is to be made on the Prepayment Date. No Yield Maintenance Payment shall be required in connection with prepayments made on or after the last day of the Defeasance Period.

               Promptly following acceleration of this Mortgage Note or following the occurrence of any other event, the occurrence of which obligates Maker to make a Yield Maintenance Payment, Holder shall notify Maker of the amount and basis of determination of the Yield Maintenance Payment promptly upon determining the Treasury Rate, as contemplated below. Absent manifest error, Maker shall not dispute Holder's calculations hereunder.

               For purposes of this SECTION 1.3, the following terms shall have the meanings ascribed to them below:

               "PAYMENT DIFFERENTIAL" means, an amount equal to (x) the Base Rate, minus the Reinvestment Yield, divided by (y) 12, and multiplied by
        (z) the amount of the principal prepayment.

               "REINVESTMENT YIELD" is the Treasury Rate converted to a monthly compounded nominal annual yield.

               "TREASURY RATE" is equal to the lesser of (A) the annual yield on the United States Treasury issue (primary issue) with a maturity date closest to the Final Maturity Date and (B) the annual yield on the United States Treasury issue (primary issue) with a maturity equal to the remaining average life of this Mortgage Note with each such yield being based on the bid price for such issue as published in The Wall Street Journal on the





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        date that is 14 days prior to (x) the applicable Prepayment Date set forth in the notice of prepayment provided by the Maker or (y) the date of acceleration by the Holder (or if such bid price is not published on that date, the next preceding date on which such bid price is so published).

        1.4    METHOD OF PAYMENT; PAYMENTS ABSOLUTE

               All payments due hereunder shall be made in legal currency of the United States of America in immediately available federal funds by credit to the Holder's account in the United States as announced by the Holder from time to time in writing to Maker. If any payment is due on a day that is not a Business Day, the date for payment thereof shall be extended to the next Business Day, without additional interest, except that, if the Final Maturity Date is not a Business Day, the date for payment of the amount, if any, that is due on the Final Maturity Date shall be extended to the next succeeding Business Day, and any interest payable thereon shall accrue and be payable for such extension of time at the Adjusted Interest Rate.

               The terms of this Mortgage Note are hereby supplemented in full by the terms of the Loan Agreement and the other Loan Documents.

2.      SECURITY FOR THE LOAN.

               This Mortgage Note is secured by, among other things, twenty-two
(22) Mortgaged Properties owned by Maker, including all assets of Maker related thereto, pursuant to a Mortgage encumbering the Land, the Buildings located thereon and other Improvements relating to such Buildings and granting a lien on and security interest in certain other Property described therein, and by other Security Documents effecting and granting a lien on and security interest in other Collateral, including but not limited to, the Security Agreement, the Assignment of Rents and Leases, and the Collateral Assignment of Management Agreement.

3.      EVENTS OF DEFAULT.

               The entire outstanding principal balance of this Mortgage Note, together with all accrued and unpaid interest thereon and all other sums due hereunder or under any of the Loan Documents (all such sums, collectively, the "DEBT"), or any portion thereof, shall without notice, except such notice as is required under the terms of any Loan Document, become immediately due and payable at the option of Holder: (a) if payments of principal, interest and premium, if any, due hereunder are not made when due or (b) an Event of Default shall have occurred and be continuing under the Loan Agreement (each of the foregoing, an "EVENT OF DEFAULT"). In the event that Holder retains counsel to collect all or any part of the Debt, or to protect or foreclose the security provided in connection herewith, Maker agrees to pay reasonable costs of collection incurred by Holder, including reasonable attorneys' fees.

4.      DEFAULT INTEREST; LATE PAYMENT FEE.

               Maker does hereby agree that, if any amount due hereunder is not paid when due,





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including, without limitation, Maker's failure to pay the Debt in full on the
Maturity Date or on the date set for acceleration following an Event of Default, Holder shall be entitled to receive, and Maker shall pay, to the extent permitted by applicable law, interest to Holder on such past due amounts beginning on the date such payment becomes past due at a rate of interest equal to the lesser of (a) the greater of (i) the Base Rate plus three percentage points (3%) (or, on and after the Anticipated Repayment Date, the Adjusted Interest Rate plus three percentage points (3%)) and (ii) the Prime Rate plus two percentage points (2%), and (b) the maximum rate of interest allowed to be collected under applicable law.

               In addition to Default Interest, in the event Borrower fails to make any payment of interest, Yield Maintenance Payment or other payment hereunder when due, Borrower shall be liable for the payment of a late charge equal to five percent (5%) of the amount of the payment; provided, however, prior to a Securitization, Borrower shall not be liable to pay such a late payment fee the first time Borrower fails to make a Monthly Debt Service Payment when due.

5.      LIMITATIONS ON RECOURSE.

               Notwithstanding any contrary provision in this Mortgage Note or any of the Loan Documents, it is hereby expressly agreed that, except as otherwise provided in this SECTION 5 or in any section of any Loan Document that is substantially similar to this SECTION 5, there shall be no recourse to the assets of Maker or any of its Members (other than against the Collateral and any other property given as security for the payment of this Mortgage Note) for (i) the payment of principal, interest, Defeasance Deposits, Yield Maintenance Payments or other charges hereunder or for any other amount that is or may become due and owing to Holder by Maker under this Mortgage Note or any of the other Loan Documents or (ii) the performance or discharge of any covenant or undertaking hereunder or under the other Loan Documents, and in the event of any Event of Default hereunder or thereunder, Holder agrees to proceed solely against the Collateral and any other property given as security for payment of this Mortgage Note, and Holder shall not seek or claim recourse against Maker or any Member (other than against the Collateral and any other property given as security for payment of this Mortgage Note) for any deficiency or for any personal judgment after a foreclosure of the lien of the Mortgage or other Security Documents or for the performance or discharge of any covenants or undertakings of Maker hereunder or under any other Loan Documents (except that Maker may be made a party to a proceeding to the extent legally necessary for the conduct of a foreclosure or the exercise of other similar remedies under the Mortgage or other Security Documents). Notwithstanding the foregoing, nothing contained in this SECTION 5 shall relieve Maker or any Member of any personal liability for any loss, cost, expense, damage or liability arising or resulting from (A) any breach of any representation or warranty made in the Loan Agreement that was materially incorrect when made and that was made with fraudulent intent, (B) any amount paid or distributed to the Members, the Manager or any Affiliate of any of them in violation of the provisions of the Loan Documents,
(C) fraud or breach of trust, including misapplication of Loan proceeds or any Insurance Proceeds or Awards or other sums that are part of the Collateral that may come into the possession or control of Maker or a Member or any Affiliate of any of them, (D) liability under the Environmental Indemnity Agreement or (E)





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following the occurrence of a Lockbox Event, the willful failure of Maker to instruct Tenants of the Mortgaged Properties to make payments of Rents into the Lockbox Account or the failure of Maker or the Manager to deposit payments of Rents received by Maker or Manager into the Lockbox Account promptly upon receipt thereof. It is hereby expressly agreed that no director, officer, shareholder, partner, member or employee of Maker or any Member, nor the legal or personal representative, successor or assign of any of the foregoing, nor any other principal of Maker or any Member, whether disclosed or undisclosed, shall have any personal liability under the Loan Agreement or any of the other Loan Documents, except as personal liability may be specifically imposed upon a signatory to any of the Loan Documents. It is the intention of the parties hereto that this SECTION 5 shall govern every other provision of the Loan Documents and that the absence of explicit reference to this SECTION 5 in any provision of the Loan Documents or the absence of any Section similar to this
SECTION 5 in any Loan Document shall not be construed to deny the application of this SECTION 5 to such provision, notwithstanding the presence of explicit reference to this SECTION 5 in other provisions of the Loan Documents.

6.      NO USURY.

               It is expressly stipulated and agreed to be the intent of Maker and Holder at all times to comply with applicable state law and with applicable United States federal law (to the extent that it permits Holder to contract for, charge, take, reserve, or receive a greater amount of interest than under state law) and that this Section shall control every other covenant and agreement in this Mortgage Note and the other Loan Documents. If the applicable law (state or federal) is ever judicially interpreted so as to render usurious any amount called for under this Mortgage Note or under any of the other Loan Documents, or contracted for, charged, taken, reserved, or received with respect to the Debt, or if Holder's exercise of the option to accelerate the maturity of this Mortgage Note, or if any prepayment by Maker results in Maker having paid any interest in excess of that permitted by applicable law, then it is Maker's and Holder's express intent that all excess amounts theretofore collected by Holder shall be credited to the principal balance hereof and all other debt in the order specified above (or, if this Mortgage Note and all other Debt have been or would thereby be paid in full, shall be refunded to Maker), and the provisions of this Mortgage Note and the other Loan Documents shall immediately and automatically be deemed to be reformed, and the amounts thereafter collectible hereunder and thereunder reduced, without the necessity of the execution of any new documents, so as to comply with the applicable law, but so as to permit the recovery of the fullest amount otherwise called for hereunder or thereunder. All sums paid or agreed to be paid to Holder for the use, forbearance, or detention of the Debt shall, to the fullest extent permitted by applicable law, be amortized, prorated, allocated, and spread throughout the full stated term of the Debt until payment in full so that the rate or amount of interest on account of the Debt does not exceed the maximum lawful rate from time to time in effect and applicable to the Debt for so long as the Debt is outstanding.

7.      AUTHORITY.

               Maker represents that Maker has full power, authority and legal right to execute





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and deliver this Mortgage Note and to perform its obligations hereunder, and that this Mortgage Note constitutes the valid and binding obligation of Maker, enforceable against Maker in accordance with its terms, except as enforceability may be limited by (i) applicable bankruptcy, insolvency, reorganization, moratorium, or similar laws affecting the enforcement of creditors' rights generally and (ii) general principles of equity, regardless of whether considered in proceedings at law or in equity.

8.      NOTICES.

               All notices or other communications required or permitted to be given pursuant hereto shall be given in the manner specified in the Loan Agreement directed to the parties at their respective addresses as provided therein.

9.      WAIVER OF JURY TRIAL.

               MAKER, AND BY ACCEPTANCE HEREOF, HOLDER, EACH (1) COVENANTS AND AGREES NOT TO ELECT TRIAL BY JURY OF ANY ISSUE TRIABLE OF RIGHT BY A JURY, AND
(2) WAIVES ANY RIGHTS TO TRIAL BY JURY TO THE FULL EXTENT THAT ANY SUCH RIGHT SHALL NOW OR HEREAFTER EXIST. THIS WAIVER OF RIGHT TO TRIAL BY JURY IS SEPARATELY GIVEN, KNOWINGLY AND VOLUNTARILY, BY EACH PARTY HERETO, AND THIS WAIVER IS INTENDED TO ENCOMPASS INDIVIDUALLY EACH INSTANCE AND EACH ISSUE AS TO WHICH THE RIGHT TO A JURY TRIAL WOULD OTHERWISE ACCRUE. THE PARTIES ARE HEREBY AUTHORIZED TO SUBMIT THIS MORTGAGE NOTE TO ANY COURT HAVING JURISDICTION OVER THE SUBJECT MATTER TO BE TRIED SO AS TO SERVE AS CONCLUSIVE EVIDENCE OF THE OTHER PARTY'S HEREIN CONTAINED WAIVER OF THE RIGHT TO JURY TRIAL. FURTHER, EACH PARTY HERETO CERTIFIES THAT NO REPRESENTATIVE OF THE OTHER PARTY (INCLUDING SUCH OTHER PARTY'S COUNSEL) HAS REPRESENTED, EXPRESSLY OR OTHERWISE, TO THAT PARTY, THAT THE OTHER PARTY WILL NOT SEEK TO ENFORCE THIS WAIVER BY SUCH CERTIFYING PARTY OF THE RIGHT TO A JURY TRIAL.

10.     GOVERNING LAW.

               This Mortgage Note shall be governed by and construed under and in accordance with the laws of the State of New York, excluding the choice of law rules thereof.

11.     MISCELLANEOUS.

               (a) No release of any security for the Debt or any person liable for payment of the Debt, no extension of time for payment of this Mortgage Note or any installment hereof, and no alteration, amendment or waiver of any provision of the Loan Documents made by agreement between Holder and any other person or party shall release, modify, amend, waive, extend, change, discharge, terminate or affect the liability of Maker or any other person or party who





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might be or become liable for the payment of all or any part of the Debt, under the Loan Documents.

               (b) Maker and all others who may become liable for the payment of all or any part of the Debt do hereby severally waive presentment and demand for payment, notice of dishonor, protest, notice of protest, notice of non-payment, and notice of intent to accelerate the maturity hereof and of acceleration.

               (c) This Mortgage Note may not be modified, amended, waived, extended, changed, discharged or terminated orally or by any act or failure to act on the part of Maker or Holder, but only by an agreement in writing signed by the party against whom enforcement of any modification, amendment, waiver, extension, change, discharge or termination is sought.

               (d) Whenever used, the singular number shall include the plural, the plural the singular, and the words "Holder" and "Maker" shall include their respective successors, assigns, heirs, executors and administrators.



                           [SIGNATURE PAGE TO FOLLOW]





















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               IN WITNESS WHEREOF, Maker has duly executed or has caused its duly authorized officer to execute this Mortgage Note on its behalf, as of the day and year first above written.



                                        MAKER:

                                        ARDEN REALTY FINANCE IV, L.L.C.,
                                        a Delaware limited liability company


                                        By:
                                        Name:
                                        Its:




























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